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                                                                    EXHIBIT 99.1

                                                       EPIX Medical, Inc.
                                                       71 Rogers Street
                                                       Cambridge, MA  02142-1118
                                                       Tel:  617.250.6000
                                                       Fax: 617.250-6032
                                                       Web:  www.epixmed.com

FOR IMMEDIATE RELEASE

               SCHERING AG SIGNED AGREEMENTS WITH EPIX MEDICAL AND
                    MALLINCKRODT TO DEVELOP AND MARKET MS-325

  -- SCHERING AG WILL PAY $30 MILLION IN UP-FRONT FEE AND MILESTONE PAYMENTS --

BERLIN, GERMANY; CAMBRIDGE, MASSACHUSETTS; ST. LOUIS, MISSOURI, JUNE 9, 2000 - Schering AG, Germany (Dax: SCHG), EPIX Medical, Inc. (Nasdaq: EPIX) and Mallinckrodt Inc. (NYSE: MKG) today announced that they have signed agreements to develop, manufacture and market MS-325, EPIX' novel cardiovascular magnetic resonance imaging (MRI) agent currently in Phase III clinical trials.

Under the terms of a series of agreements signed this week, Schering AG will pay $10 million in an up-front fee and $20 million in milestone payments for the exclusive rights to co-develop and sell MS-325* worldwide (excluding Japan). EPIX will assume responsibility for completing clinical trials and filing for Food and Drug Administration approval in the United States, and Schering AG will lead clinical activities for the product outside the United States. EPIX and Schering AG will split clinical development costs equally. Pursuant to a long-term supply contract, Mallinckrodt will assume responsibility for the manufacture of MS-325 for clinical development and commercial use. Under the agreements, EPIX and Schering AG will generally share equally in operating profits in the United States, while Schering AG will pay EPIX a royalty on gross profits in the rest of the world. Mallinckrodt also will receive profit sharing from EPIX and earn profits on manufacturing.

"As a bloodpool agent, MS-325 opens up new capabilities in MR-Angiography, an innovative and exciting technique for improved and less invasive detection of cardiovascular disease. As a result, we are securing our leadership position in the MRI contrast media market," said Michael Rook, Diagnostics Business Unit Head of Schering AG. "With the impressive growth rates we have experienced in the diagnostic marketplace, the addition of MS-325 represents one more strategic step forward and helps also to strengthen our presence in the critical US market."

"This collaboration signifies a tremendously important milestone for MS-325 and adds to our already impressive group of strategic collaborators," said Michael
D. Webb, Chief Executive Officer of EPIX. "As the global MRI market leader for contrast agents, Schering AG is an ideal partner to maximize the sales potential of MS-325, and we welcome its expertise as we strengthen and broaden our clinical development plan. Similarly, Mallinckrodt's commitment to

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* MS-325 was formerly known by the Mallinckrodt product name, AngioMARK.

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MS-325, and its world-class expertise in the manufacture of contrast agents, will be vital to our overall commercialization plans."

Bradley J. Fercho, President of Mallinckrodt's Imaging Group, said, "Mallinckrodt is pleased to realign its partnership for MS-325 to leverage the R&D expertise of EPIX, Schering AG's worldwide presence in MRI, and Mallinckrodt's proven manufacturing capabilities to collectively pursue the magnetic resonance angiography market. The trend in the industry today is toward collaboration. Successful companies will continue to combine resources to more effectively leverage their asset base, improve efficiencies and reduce costs. This new collaboration by EPIX, Mallinckrodt and Schering AG is a good illustration of that principle at work."

MS-325 is designed to enable a non-invasive, safe and cost-effective way to detect blockages in the cardiovascular system. EPIX' Phase III multi-center clinical trial program is designed to compare the diagnostic accuracy of MS-325-enhanced MRI with that of X-ray angiography in patients with aortoiliac occlusive disease. X-ray angiography, which is an invasive procedure, is the current standard for diagnosing vascular disease. Evaluation for aortoiliac occlusive disease is a critical component of two common procedures performed on the peripheral vascular system: abdominal aortography, particularly for the identification of abdominal aortic aneurysm, and leg arteriography, also known as peripheral run-off, for the detection of atherosclerosis. There are approximately one million X-ray angiographic procedures performed in the United States each year to diagnose aortoiliac occlusive disease. A 600-patient Phase III program is being conducted at over 50 sites.

Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: gynecology, diagnostics, dermatology and therapeutics for disabling diseases, e.g. multiple sclerosis, leukemia and solid tumors. As a global player with innovative products Schering AG aims for leading positions in specialized markets world-wide. With in-house R&D and supported by an excellent global network with external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life.

EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of disease using MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI. To receive EPIX Medical's latest news and other corporate developments, please visit the EPIX Medical website at www.epixmed.com.

Mallinckrodt Inc. is a global manufacturer and marketer of specialty healthcare products for respiratory care, diagnostic imaging and pain management. The company's imaging group provides contrast agents for magnetic resonance imaging, x-ray and ultrasound for imaging a wide variety of diseases. Mallinckrodt operates in more than 100 countries globally and had fiscal 1999 net sales of $2.6 billion.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS OF THE COMPANY'S MANAGEMENT. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD

                                    -more-

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CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE PROJECTED, INCLUDING RISKS AND
UNCERTAINTIES RELATED TO THE CONDUCT OF, AND RESULTS OBTAINED FROM, OUR CLINICAL TRIALS, OUR DEPENDENCE ON CORPORATE COLLABORATIONS, OUR ABILITY TO DEVELOP MULTIPLE APPLICATIONS FOR OUR PRODUCTS AND TECHNOLOGIES, MARKET ACCEPTANCE OF OUR PRODUCTS, REIMBURSEMENT POLICIES OF THIRD-PARTY PAYORS WITH RESPECT TO OUR OWN PRODUCTS, COMPETITION AND TECHNOLOGICAL CHANGE.

                                      # # #

FOR FURTHER INFORMATION, PLEASE CONTACT:

AT SCHERING
OLIVER RENNER                              HONG CHOW
BUSINESS AND FINANCIAL COMMUNICATION       INVESTOR RELATIONS
Phone:     +49-30 - 468 124 31             Phone:   +49-30 - 468 128 38
Fax:       +49-30 - 468 166 46             Fax:     +49-30 - 468 166 46
Oliver.renner@schering.de                  hong.chow@schering.de

AT EPIX MEDICAL                            AT FEINSTEIN KEAN HEALTHCARE
MICHAEL WEBB -- CHIEF EXECUTIVE OFFICER    FRANCESCA T. DEVELLIS OR JULIE MOSOW
SYDNEY BARRETT -- INVESTOR RELATIONS       Phone:  (617) 577-8110
Phone:  (617) 250-6012                     fdevellis@fkhealth.com

AT MALLINCKRODT INC.
BARBARA ABBETT -- MEDIA                    BOB MARTSCHING - INVESTOR
Phone: (314) 654-5230                      Phone:  (314) 654-3190
Barbara.Abbett@mkg.com                     invest@mkg.com